Exhibit 5.1

November 7, 2002
Curon Medical, Inc.
735 Palomar Avenue
Sunnyvale, CA 94085

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the United States Securities and Exchange Commission on November 7, 2002 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 1,276,670 shares of your Common Stock, par value $0.001 per share (the “Shares”), (i) 982,054 shares of which are additional shares authorized under the 2000 Stock Plan and (ii) 294,616 shares of which are additional shares authorized under the 2000 Employee Stock Purchase Plan (collectively, the “Plans”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the arrangements that accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ DAVID J. SAUL
David J. Saul